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                                                                   Exhibit 99.02

                                                            Company's Prospectus
                                                                  April 22, 1996
                                                                         Page 91

On April 2, 1996, individual and institutional plaintiffs, on their own behalf and also purporting to represent a putative class of similarly situated persons who may lose their employment as a result of the Acquisition, filed an appeal captioned Capital Region Conference of Churches, et al. vs. State of Connecticut Department of Insurance, et al., (Judicial District of
Hartford/New Britain at Hartford, Superior Court of the State of Connecticut) (the "Appeal"), from the Memorandum of Decision issued by the Deputy Commissioner of the State of Connecticut Department of Insurance approving the Acquisition. The Appeal alleges procedural defects in the approval process. However, the Appeal does not seek a specific remedy. TIGI believes the Appeal is without merit and plans vigorously to oppose it. On April 9, 1996, TIGI, Aetna Casualty and Standard Fire moved for dismissal of the Appeal.




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                                                           Company's Form 10-K
                                                           December 31, 1996
                                                           Page 55
ITEM 3.  LEGAL PROCEEDINGS.

         For information concerning the appeal of a Memorandum of Decision issued by the Connecticut Department of Insurance approving the acquisition by the Company of Aetna P&C, see the description that appears in the second full paragraph on page 91 of the Company's Prospectus dated April 22, 1996, which description is incorporated by reference herein. A copy of the pertinent paragraph of such filing is included as an exhibit to this Form 10-K. In October 1996, the court dismissed the appeal. Plaintiffs have appealed the dismissal.


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                                                             Company's Form 10-Q
                                                             March 31, 1997
                                                             Page 21


ITEM 1.       LEGAL PROCEEDINGS.

                For information concerning the appeal of a Memorandum of Decision issued by the Connecticut Department of Insurance approving the acquisition by the Company of Aetna P&C, see the descriptions that appear in the second full paragraph on page 91 of the Company's Prospectus dated April 22, 1996 and the first paragraph on page 55 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-Q. In April 1997, the appellate court dismissed the appeal. Plaintiffs have requested that the Connecticut Supreme Court review the appellate court's decision.